Exhibit 99.1

CONSOLIDTED FINANCIAL STATEMENTS

NORA HOLDING GmbH (SUCCESSOR) AND MELLIFERA FÜNFTE Beteiligungsgesellschaft MBH (PREDECESSOR)

December 31, 2017

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Independent Auditor’s Report	F-2

Consolidated Statements of Financial Position of nora Holding GmbH (Successor) as of December 31, 2017 and 2016 and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) as of December 31, 2015	F-3

Consolidated Income Statements of nora Holding GmbH (Successor) for the fiscal year ended December 31, 2017 and for the period from March 21, 2016 through December 31, 2016, and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) for the period from January 1, 2016 through July 13, 2016 and for the fiscal year ended December 31, 2015

F-4

Consolidated Statements of Comprehensive Income of nora Holding GmbH (Successor) for the fiscal year ended December 31, 2017 and for the period from March 21, 2016 through December 31, 2016, and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) for the period from January 1, 2016 through July 13, 2016 and for the fiscal year ended December 31, 2015

F-5

Consolidated Statements of Changes in Equity of nora Holding GmbH (Successor) for the fiscal year ended December 31, 2017 and for the period from March 21, 2016 through December 31, 2016, and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) for the period from January 1, 2016 through July 13, 2016 and for the fiscal year ended December 31, 2015

F-6

Consolidated Statements of Cash Flows of nora Holding GmbH (Successor) for the fiscal year ended December 31, 2017 and for the period from March 21, 2016 through December 31, 2016, and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) for the period from January 1, 2016 through July 13, 2016 and for the fiscal year ended December 31, 2015

F-7

Notes to the Consolidated Financial Statements	F-8

Independent Auditor’s Report

The Board of Directors
nora Holding GmbH:

We have audited the accompanying consolidated financial statements of nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) (and subsidiaries), which comprise the consolidated statements of financial position of nora Holding GmbH (Successor) as of December 31, 2017 and 2016 and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows of nora Holding GmbH (Successor) for the fiscal year ended December 31, 2017 and for the period from March 21, 2016 through December 31, 2016, and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) for the period from January 1, 2016 through July 13, 2016 and for the fiscal year ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of nora Holding GmbH (Successor) as of December 31, 2017 and 2016 and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) as of December 31, 2015, and the results of the operations and cash flows of nora Holding GmbH (Successor) for the fiscal year ended December 31, 2017 and for the period from March 21, 2016 through December 31, 2016, and of Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) for the period from January 1, 2016 through July 13, 2016 and for the fiscal year ended December 31, 2015 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in note 2 to the consolidated financial statements, effective July 13, 2016, nora Holding GmbH acquired all of the outstanding stock of Mellifera Fünfte Beteiligungsgesellschaft mbH in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany
October 22, 2018

nora Holding GmbH
Consolidated statements of financial position as of December 31, 2017 and 2016 (as Successor) and December 31, 2015 (Mellifera Fünfte Beteiligungsgesellschaft GmbH as Predecessor)

		Successor		Predecessor

EUR million	Note	as of Dec. 31, 2017	as of Dec. 31, 2016	as of Dec. 31, 2015

Intangible assets		123.0	126.5	40.0
Property, plant and equipment	(12)	61.5	62.4	55.3
Other non-current assets	(14)	4.4	6.0	3.2
Deferred taxes	(11)	3.1	5.1	4.1

Non-current assets		192.0	200.0	102.6

Inventories	(13)	49.3	47.8	45.5
Trade receivables	(14)	27.4	23.0	22.1
Other current assets	(14)	9.0	4.6	3.1
Cash and cash equivalents	(15)	44.1	39.2	27.5

Current assets		129.8	114.6	98.2

Total assets		321.8	314.6	200.8

		Successor		Predecessor

EUR million	Note	as of Dec. 31, 2017	as of Dec. 31, 2016	as of Dec. 31, 2015

Subscribed capital *)	(16)	---	---	---
Capital reserves	(16)	19.3	19.3	---
Retained earnings	(16)	(7.6)	(14.1)	(3.0)
Accumulated other comprehensive income	(16)	5.1	(0.3)	(5.5)

Total equity		16.8	4.9	(8.5)

Shareholder loan (subordinated)	(17)	142.1	136.7	102.8
Pension provisions	(9)	31.5	30.8	28.5
Other non-current provisions	(20)	1.7	1.7	1.6
Loans and borrowings	(18)	71.6	80.5	38.8
Other non-current liabilities	(19)	---	2.0	---
Deferred taxes	(11)	18.7	16.7	5.0

Non-current liabilities		265.6	268.4	176.7

Provisions for taxes	(11)	6.0	8.3	5.4
Other current provisions	(20)	7.5	10.2	8.9
Loans and borrowings	(18)	8.9	7.8	6.6
Trade payables	(19)	7.4	5.8	5.6
Other current liabilities	(19)	9.6	9.2	6.1

Current liabilities		39.4	41.3	32.6

Total equity and liabilities		321.8	314.6	200.8

*) The parent company's share capital amounts to EUR 0.031 million

See accompanying notes to consolidated financial statements.

nora Holding GmbH

Consolidated income statements for the fiscal year ended December 31, 2017 and the period from March 21, 2016 through December 31, 2016 (as Successor), the period from January 1, 2016 through July 13, 2016 and the fiscal year ended December 31, 2015 (Mellifera Fünfte Beteiligungsgesellschaft GmbH as Predecessor)

		Successor		Predecessor

EUR million	Note	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016	Jan. 1 - Jul. 13, 2016	Jan. 1 - Dec. 31, 2015

Revenue		233.0	113.2	111.4	221.9
Cost of goods sold		(131.7)	(86.2)	(58.9)	(120.9)

Gross profit on sales		101.3	27.0	52.5	101.0

Selling and distribution expenses		(57.5)	(26.6)	(28.0)	(53.6)
Administrative expenses		(16.2)	(11.2)	(7.9)	(15.2)
Research and development costs		(4.5)	(2.0)	(2.5)	(4.4)
Other income		1.8	0.8	0.5	2.8
Other expenses		(1.7)	(0.2)	(0.7)	(0.1)

Earnings before interest and taxes		23.2	(12.2)	13.9	30.5

Financial income	(8)	---	0.7	---	1.1
Finance costs	(8)	(11.4)	(10.1)	(6.3)	(10.8)

Net finance income / (cost)		(11.4)	(9.4)	(6.3)	(9.7)

Earnings before income tax		11.8	(21.6)	7.6	20.8

Income tax (expense) / income	(11)	(5.3)	7.5	(4.8)	(5.8)

Net profit / loss		6.5	(14.1)	2.8	15.0

See accompanying notes to consolidated financial statements.

nora Holding GmbH

Consolidated statements of comprehensive income for the fiscal year ended December 31, 2017 and the period from March 21, 2016 through December 31, 2016 (as Successor), the period from January 1, 2016 through July 13, 2016 and the fiscal year ended December 31, 2015 (Mellifera Fünfte Beteiligungsgesellschaft GmbH as Predecessor)

		Successor		Predecessor

EUR million	Note	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016	Jan. 1 - Jul. 13, 2016	Jan. 1 - Dec. 31, 2015

Net profit / loss		6.5	(14.1)	2.8	15.0

Other comprehensive income/loss
Items that are not reclassified to profit or loss

Revaluation of net liability arising on defined benefit pension plan		(0.1)	3.4	(5.0)	0.9
Tax effect		---	(1.0)	1.2	(0.3)
		(0.1)	2.4	(3.8)	0.6

Items that may be or are reclassified to profit or loss

Effective portion of gains and losses on hedging instruments in a cash flow hedge		10.0	(4.6)	0.9	0.5
Effects from exchange rate revaluation		(1.6)	0.6	(0.4)	1.4
Tax effect		(2.9)	1.3	(0.2)	(0.1)
		5.5	(2.7)	0.3	1.8

Other comprehensive loss, net of tax		5.4	(0.3)	(3.5)	2.4

Total comprehensive income (loss)		11.9	(14.4)	(0.7)	17.4

See accompanying notes to consolidated financial statements.

nora Holding GmbH

Consolidated statements of changes in equity for the fiscal year ended December 31, 2017 and the period from March 21, 2016 through December 31, 2016 (as Successor), the period from January 1, 2016 through July 13, 2016 and the fiscal year ended December 31, 2015 (Mellifera Fünfte Beteiligungsgesellschaft GmbH as Predecessor)

				Accumulated other comprehensive Income
EUR million	Subscribed capital	Capital reserves	Retained earnings	Foreign currency translation adjustment	Actuarial gains and losses (DBO)	Fair value of financial instruments	Total equity

Predecessor
As of Jan. 1, 2015	---	---	(18.0)	2.0	(8.9)	(1.0)	(25.9)
Other comprehensive income	---	---	---	1.4	0.6	0.4	2.4
Consolidated profit for the year	---	---	15.0	---	---	---	15.0

Profit	---	---	15.0	1.4	0.6	0.4	17.4

As of Dec. 31, 2015	---	---	(3.0)	3.4	(8.3)	(0.6)	(8.5)

As of Jan. 1, 2016	---	---	(3.0)	3.4	(8.3)	(0.6)	(8.5)
Other comprehensive income	---	---		(0.4)	(3.8)	0.7	(3.5)
Consolidated profit for the year	---	---	2.8	---	---	---	2.8

Profit	---	---	2.8	(0.4)	(3.8)	0.7	(0.7)

As of Jul. 13, 2016	---	---	(0.2)	3.0	(12.1)	0.1	(9.2)

*) Mellifera Fünfte Beteiligungsgesellschaft mbH's share capital is KEUR 25 for all Predecessor periods presented.

Successor
As of Mar. 21, 2016	---	---	---	---	---	---	---

Capital contribution, net of KEUR 12 in issuance fees
Other comprehensive income	---	---	---	0.6	2.4	(3.3)	(0.3)
Consolidated loss	---	---	(14.1)	---	---	---	(14.1)

Profit	---	---	(14.1)	0.6	2.4	(3.3)	(14.4)

Transactions with owners of the Company	---	19.3	---	---	---	---	19.3

As of Dec. 31, 2016	---	19.3	(14.1)	0.6	2.4	(3.3)	4.9

Balance as of Jan. 1, 2017	---	19.3	(14.1)	0.6	2.4	(3.3)	4.9
Other comprehensive income	---	---	---	(1.6)	(0.1)	7.1	5.4
Consolidated profit for the year	---	---	6.5				6.5

Profit	---	---	6.5	(1.6)	(0.1)	7.1	11.9

As of Dec. 31, 2017	---	19.3	(7.6)	(1.0)	2.3	3.8	16.8
*) nora Holding GmbH's share capital is KEUR 31 for all Successor periods presented.

See accompanying notes to consolidated financial statements.

nora Holding GmbH

Consolidated statements of cash flows for the fiscal year ended December 31, 2017 and the period from March 21, 2016 through December 31, 2016 (as Successor), the period from January 1, 2016 through July 13, 2016 and the fiscal year ended December 31, 2015 (Mellifera Fünfte Beteiligungsgesellschaft GmbH as Predecessor)

			Successor		Predecessor
EUR million		Note	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016	Jan. 1 - Jul. 13, 2016	Jan. 1 - Dec. 31, 2015

-	Profit/loss for the period		6.5	(14.1)	2.8	15.0
-	Income tax expense	(11)	5.3	(7.5)	4.8	5.8
-	Finance income, net	(8)	11.4	9.4	6.3	9.7
-	Depreciation and amortization of fixed assets		12.3	5.7	4.0	8.0
-	Changes in provisions	(19)	(6.2)	1.7	4.1	0.6
-	Changes in current assets and other non-current assets	(13)	(3.6)	30.9	(6.9)	2.7
-	Other changes in liabilities	(18)	4.7	(0.8)	(4.3)	(1.1)
-	Impairment of receivables		0.2	0.3	---	---
-	Losses on the disposal of fixed assets		0.2	0.1	---	---

Cash flows generated from operating activities			30.8	25.7	10.8	40.7

-	Income taxes paid		(2.7)	(2.6)	(2.0)	(6.8)

Net cash flows from operating activities			28.1	23.1	8.8	33.9

-	Purchase of predecessor, net of cash acquired		---	(69.3)	---	---
-	Purchases of property, plant and equipment		(7.8)	(3.7)	(2.7)	(9.8)
-	Payments for investments in intangible assets		(0.3)	---	0.0	(0.2)

Net cash flows from investing activities			(8.1)	(73.0)	(2.7)	(10.0)

-	Proceeds from loans and borrowings	(17)	---	54.5	---	---
-	Repayment of bank loans	(17)	(7.8)	(3.3)	(8.4)	(19.4)
-	Proceeds from transactions with shareholders	(16)	---	152.3	---	---
-	Payments made from transactions with shareholders	(16)	---	(107.2)	---	---
-	Interest paid for loans and borrowings		(4.4)	(7.7)	(1.9)	(3.4)

Net cash flows from financing activities			(12.2)	88.6	(10.3)	(22.8)

-	Net cash flows		7.8	38.7	(4.2)	1.1
-	Cash and cash equivalents at the beginning of the period		39.2	---	27.5	24.1
-	Effects of exchange rates changes on cash		(2.9)	0.5	(0.3)	2.3
-	Cash and cash equivalents at the end of the period		44.1	39.2	23.0	27.5

See accompanying notes to consolidated financial statements.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

1.	Reporting entity

nora Holding GmbH (the "Parent Company") is a company headquartered in Weinheim, Germany and entered in the register of the Mannheim District Court under HRB 725537.

The Parent Company was incorporated on March 21, 2016, for the purpose of the acquisition of Mellifera Fünfte Beteiligungsgesellschaft mbH, Weinheim, Germany (“Mellifera”).

Mellifera Fünfte Beteiligungsgesellschaft mbH had its registered office in Weinheim, Germany.

nora Holding GmbH acquired all shares in Mellifera Fünfte Beteiligungsgesellschaft mbH, effective July 13, 2016 and became the ultimate parent company of the nora Group (Mellifera and its subsidiaries). Under the terms of the merger agreement dated August 24, 2016, and entered in the commercial register on August 26, 2016, the Company – as the absorbing legal entity – became the legal successor of Mellifera Fünfte Beteiligungsgesellschaft mbH.

nora Holding GmbH is the ultimate parent company of the nora Group (collectively, the “Group”).

The purpose of the Company’s business is the manufacture and sale of rubber floor coverings and shoe components.

2.	Basis of presentation

As a result of the acquisition, the Group applied the acquisition method of accounting and established a new basis of accounting on July 14, 2016. Periods presented prior to July 14, 2016 represent the operations of the predecessor company (“Predecessor”) and periods presented after July 14, 2016 represent the operations of the successor company (“Successor”). Black lines separate the Successor’s financial statements from that of the Predecessor since the financial statements are not comparable as a result of the application of acquisition accounting and changes in the Company’s capital structure resulting from the Merger. Between March 21, 2016 and July 13, 2016, nora Holding GmbH had no operating activities. The results of operations of nora Holding GmbH, since its inception, were included in the Successor period from March 21, 2016 through December 31, 2016.

The Successor and Predecessor financial statements are defined as follows:

●

The consolidated financial statements of nora Holding GmbH (“Successor”) consist of the Consolidated Statements of Financial Position of nora Holding GmbH as of December 31, 2017 and 2016 and the related Consolidated Income Statements, Consolidated Statements of Comprehensive Income, Consolidated Statements of Changes in Equity, and Consolidated Statements of Cash Flows for the fiscal year ended December 31, 2017 and for the period from March 21, 2016 through December 31, 2016

●

The consolidated financial statements of Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) consist of the Consolidated Statements of Financial Position of Mellifera Fünfte Beteiligungsgesellschaft mbH as of December 31, 2015 and the related Consolidated Income Statements, Consolidated Statements of Comprehensive Income, Consolidated Statements of Changes in Equity, and Consolidated Statements of Cash Flows for the period from January 1, 2016 through July 13, 2016 and for the fiscal year ended December 31, 2015 nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

3.	Basis of accounting

These consolidated accounts have been prepared in compliance with the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB) and the interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC). The Group applied all standards and interpretations that were valid as of the respective accounting period ended December 31, 2017, 2016 and 2015.

The consolidated accounts give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these regulations. The consolidated financial statements were authorized for issue by management board on October 21, 2018.

With the exception of the following items with different measurement bases on the respective reporting dates, the historical costs were used when preparing the consolidated financial statements.

Items	Measurement bases

Derivative financial instruments	Fair Value
Non-derivative financial instruments that are measured at fair value through profit or loss.	Fair Value
Available-for-sale financial assets	Fair Value
Net defined benefit liability	Present value of the defined benefit obligation less the fair value plan assets

The consolidated financial statements are presented in Euros, the Group's functional currency. Unless otherwise indicated all financial figures are presented in million Euros. Due to rounding, numbers presented throughout these notes may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

The following new accounting standards adopted in fiscal year 2017 did not have a material impact on our group financial statements:

-	Amendments to IAS 7, Disclosure Initiative
-	Amendment to IAS 12 – Recognition of Deferred Tax Assets for Unrealized Losses
-	Improvements to IFRS 2014-2016 – Amendments to IFRS 12

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

4.	Summary of Significant accounting policies

Basis of Consolidation

(i)	Business combinations

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition and the identifiable net assets acquired are generally measured at fair value. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are immediately recognized as an expense.

The consideration transferred does not include any amounts associated with the fulfillment of pre-existing relationships. Such amounts are recognized in the profit or loss.

Any contingent consideration obligation is measured at fair value as of the acquisition date. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

(ii)	Subsidiaries

Subsidiaries are companies controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(iii)	Transactions eliminated in consolidation

Intra-Group balances and transactions, and all unrealized revenue and expenses from intra Group transactions are eliminated.

Foreign currency

The Group’s consolidated financial statements are presented in Euros, which is also the functional currency of our largest subsidiary in Germany. The functional currency of the Group’s subsidiaries is generally their local currency

On consolidation, the assets and liabilities of foreign currency operations are translated into Euros at the rate of exchange prevailing at the reporting date and their income statements and comprehensive income are translated at monthly average exchange rates. The exchange differences arising from the currency translation are recognized in other comprehensive income.

Revenue Recognition

Revenues are recognized when the significant risks and rewards of ownership have been transferred to the customer, which usually occurs on delivery according to the applicable delivery terms and conditions, the amount of revenue can be measured reliably, and it is probable that the economic benefits associated with the transaction will flow to the enterprise. Revenue is measured net of returns, trade discounts and volume rebates.

Employee benefits

(i)	Short-term employee benefits

Short-term employee benefits are recognized as expenses as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be reliably estimated.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

(ii)	Defined contribution plans

Obligations for contributions to defined contribution plans are recognized as expenses as soon as the associated work is performed. Prepaid contributions are recognized as an asset to the extent that there is an entitlement to a refund or a reduction in future payments.

(iii)	Defined benefit plans

The Group's net obligation for the defined benefit plans is calculated by estimating the future payments for which the employees have accrued entitlement in the current and prior periods. This amount is discounted and deducted by the fair value of plan.

The defined benefit obligations are calculated annually by an actuary using the projected unit credit method.

Remeasurements of the net defined benefit liability are recognized directly in other comprehensive income. Remeasurement includes actuarial gains and losses.

The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the reporting period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period. This discount rate is applied to the net defined benefit liability on that date. Any changes to the net defined benefit liability due to payment of contributions or benefits during the reporting period are taken into account. Net interest and other expenses relating to defined benefit plans are recognized in profit or loss.

If benefits of a plan are changed or the plan is curtailed, the resulting change to the benefits relating to the subsequently adjusted length of service or the profit or loss from the curtailment is recognized immediately in the in profit or loss. The Group recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Income taxes

Income tax expense is made up of current and deferred income taxes and are recognized in the consolidated income statement, except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax expenses are calculated based on the tax regulations that have been enacted or substantially enacted at the reporting date in the countries where the Group's subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the reporting date and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes laid by the same taxation authority of either the taxable entity or different taxable entities where there is the intention to settle the balances on a net basis.

Intangible assets

Goodwill arising from business combinations is measured at cost less accumulated impairment losses.

Recognized technologies and brands are written down over useful lives of 10 and 20 years, respectively.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Purchased intangible assets acquired are capitalized at cost and amortized using the straight-line method over their expected useful lives. Patents are amortized over their respective remaining contract terms of between 1 and 7 years. Other intangible assets are amortized over their estimated useful lives of 7 to 8 years.

Goodwill is not amortized and is tested annually for impairment pursuant to IAS 36.

The Group assesses at the end of each reporting period the carrying amounts of the non-financial assets of the Group, other than inventories and deferred tax assets, to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated.

In order to check if there are any impairment losses, goodwill is assigned to only one cash generating unit (CGU), i.e. the Group, by virtue of the central business functions and management. The Group has one operating segment for disclosure purposes, based on the uniform nature of the Group. As a result the CGU is defined as the Group and all goodwill is assigned to the Group.

Impairment testing uses a discounted cash flow calculation according to the Weighted Average Cost of Capital (WACC) approach. The fair market value determined in this manner is compared to the carrying amount. Fair value was calculated based on the planning of the Group's future earnings and free cash flows for the following 4 years. A WACC of 10.10% and a growth discount of 3% was taken into account for the year 2017 and 2016 (Successors periods). For the 2016 and 2015 Predecessor periods the Company applied a WACC of 9.42%. A growth discount was not considered. Key assumptions were derived from external studies. The WACC was based on the runtime-equivalent risk-free interest rate for the expected option period of 30 years, where hypothetical zero-coupon bonds have been derived from the running yields of coupon bonds of the Federal Republic of Germany. Market premium were considered within the bandwidth recommended by Fachausschuss für Unternehmensbewertung und Betriebswirtschaft (FAUB). No country risk was considered, as the Group operates mainly in Europe and North America.

There were no impairment losses for all periods presented. The estimated recoverable amount of the CGU exceeded its carrying amount by approximately EUR 40.7 million (December 31, 2016: EUR 37.5 million, December 31, 2015: EUR 183.4 million).

The following table shows the amount by which these two assumptions would need to change individually for the estimated recoverable amount to be equal to the carrying amount.

	Change required for carrying amount to equal recoverable amount
	Successor		Predecessor
- in percent -	2017	2016	2015

Discount rate	2.3%	2.1%	17.4%

Budgeted EBIT growth rate	-8.5%	-7.3%	-67.4%

The cash flow forecasts include specific estimates for four years and a perpetuity growth rate thereafter. The sustainable growth rate was determined based on management's estimate of the long-term average annual EBITDA growth rate, which was consistent with the assumption of a market player.

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting period and adjusted if necessary.

Research and development costs in the Group, which do not meet the requirements for capitalization pursuant to IAS 38.57, are recognized through profit or loss as incurred.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Property, plant and equipment

Property, plant and equipment are stated at cost less straight-line depreciation and impairment.

Depreciation is calculated to write off the cost of property, plant and equipment, less their estimated residual values, on a straight-line basis over their estimated useful life. Depreciation is recognized in the statement of profit or loss under the functional costs.

The estimated useful lives for the current year and comparative periods of significant property, plant and equipment are as follows:

-	Technical equipment and machinery	up to 20 years
-	Fixtures and fittings	3 to 20 years

The useful life for technical equipment and machinery was estimated as equaling up to 20 years. Assuming normal use, operating and office equipment are written down over 4 to 10 years. Only scheduled straight-line depreciation and no impairment losses were recognized during the reporting period.

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting period and adjusted if necessary.

Inventories

Inventories are stated at cost, which is determined using average prices. Production costs include all costs directly attributable to the production process and also an appropriate share of production-related overheads based on normal operating capacity. At the end of each reporting period, the Group evaluates its inventories at the lower of cost or net realizable value.

Financial instruments

Financial instruments are divided into non-derivative and derivative financial instruments.

(i)	Non-derivative financial assets and financial liabilities

Non-derivative financial assets include all receivables, financial investments as well as bank balances and cash holdings. Financial assets are recognized at cost as of the date the receivable results or as of transfer of beneficial ownership.

Non-derivative financial assets are classified in the following categories: financial assets recognized at fair value through profit or loss, held-to-maturity investments, loans and receivables and available-for-sale financial assets.

Held-to-maturity assets and loans and receivables are measured initially at fair value and are subsequently measured at amortized cost on each reporting date using the effective interest method.

Non-derivative financial liabilities include loans and interest-bearing financial liabilities, bank overdrafts, trade payables and other liabilities. Financial liabilities are recorded for the first time on the date on which the Group becomes a contracting party to the financial instrument. The Company derecognizes a financial liability when its contractual obligations are discharged, canceled, or expire.

Non-derivative financial instruments are initially recognized at fair value less any directly attributable transaction costs. Upon subsequent measurement, these financial liabilities are measured at amortized cost applying the effective interest method.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

(ii)	Derivative financial assets and liabilities

Derivative financial instruments are generally used in the Group in order to hedge interest rate and foreign currency risk exposures on the basis of a hedging policy defined by management. These hedging instruments are foreign currency forwards and interest rate caps, previous years also interest swaps.

Derivatives are initially recognized and measured at fair value; any directly attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are generally recognized in profit or loss.

To the extent the financial instruments used are effective hedging transactions within the scope of a hedge relationship pursuant to the regulations of IAS 39, the changes in fair value do not impact the profit or loss for the period during the term of the derivative.

Hedging instruments are used either to shore up the fair values or safeguard future cash flows. The effective portion of changes in fair value of the cash flow hedge is recognized in the other comprehensive income.

If the hedge payment flow is an investment, then the hedged item is recorded using the hedging rate.

The Group documents upon conclusion of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. Furthermore, at the commencement of the hedging relationship and continuously thereafter, documentation is made of the assessment of whether the derivatives employed in the hedging relationship effectively offset changes in fair value or cash flows attributable to the hedged risk.

The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.

Fair value fluctuations are to be considered as profit or loss if the derivatives do not qualify as effective hedges, but as trading transactions pursuant to IAS 39.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income. The ineffective proportion of such changes in fair value, by contrast, is recognized immediately in the consolidated statement of profit or loss and other comprehensive income under net finance income/costs.

Amounts accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place). The gain or loss on the effective hedging of variable-interest loans with interest rate swaps is recognized in the income statement under financing income or financing expense, respectively.

If a hedging instrument expires, is sold, or no longer meets the hedge accounting criteria, the gain or loss previously accumulated in other comprehensive income remains in equity and is only recognized in the income statement when the originally hedged future transaction occurs. If the forecast transaction is no longer expected to occur, the gains and losses accumulated in equity are taken to the income statement immediately.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Impairment

(i)	Non-derivative financial assets

Financial assets not classified as fair value through profit or loss are assessed at each reporting date to determine whether there is objective evidence of impairment. Objective evidence includes:

-	default or delay by a debtor;
-	restructuring of an amount payable to the Group at terms which the Group would not otherwise consider;
-	indications that a debtor or issuer will enter bankruptcy; or
-	adverse changes in the payment status of borrowers or issuers.

To test for collective and individual impairment, the Group uses historical information on the timing of payments and the amount of losses incurred, adjusted in accordance with the management judgment as to whether the current economic conditions and lending conditions are such that actual losses are likely to be greater or smaller than the losses expected on the basis of historical trends.

The impairment loss is calculated as the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the asset's original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account. Amounts are fully written off if the Group does not have any realistic prospects of recovering the asset. If an event occurring after the recognition of impairment reduces the amount of the impairment, the impairment loss is reversed through profit or loss.

(ii)	Non-financial assets

The recoverable amount is defined as the higher of an asset’s fair value less cost to sell and the present value of the value in use.

When testing for impairment -in case the fair value less cost to sell cannot be determined- the value in use is determined using the discounted cash flow method on the basis of a 5-year plan. The discount rate applied corresponds to the weighted average cost of capital. An impairment exists where the carrying amount of the cash generating unit exceeds discounted future cash flows.

An impairment loss is recognized if the carrying amount of an asset of CGU exceeds its recoverable amount.

Impairment losses are recognized as expenses. An impairment loss on goodwill cannot be reversed. Impairment losses on other assets can only be reversed to the extent that the carrying amount of the asset does not exceed the carrying amount that, less depreciation or amortization, if no impairment had been recognized.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Leases

(i)	Leased assets

Assets held by the Group under leases that transfer to the Group substantially all of the risks and rewards of ownership are classified as finance leases.

Assets held under other leases are classified as operating leases and are not recognized in the Group's statement of financial position.

(ii)	Lease payments

Payments made under operating leases are recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as a part of the total lease expense over the term of the lease.

5.	New standards and interpretations that have not yet been applied

At the time of publication of these financial statements, the following standards had already been published: The following are binding starting in the 2018 financial year:

-	IFRS 9 – Financial Instruments
-	IFRS 15 – Revenue from Contracts with Customers
-	Improvements to IFRS 2014-2016 – Amendments to IFRS 1 and IAS 28
-	Amendments to IFRS 2: Classification and Measurement of Share-based Payment Transactions
-	Amendments to IFRS 4 – Applying IFRS 9 with IFRS 4 Insurance Contracts
-	Amendment to IAS 40: Amendments: Transfer of Investment Property
-	IFRIC 22 – Foreign Currency Transactions and Advance Consideration

Initial application starting as of the 2019 financial year or later:

-	IFRS 9 – Amendments: Prepayment Features with Negative Compensation
-	IFRS 16 – Leases
-	IFRS 17 – Insurance Contracts
-	IAS 19 – Amendments: Plan Amendment, Curtailment or Settlement
-	IAS 28 – Amendments: Long-term Interests in Associates and Joint Ventures
-	IFRIC 23 – Uncertainty over Income Tax Treatments
-	Improvements to IFRS 2015-2017 – Amendments to IFRS 3, IFRS 11, IAS 12 and IAS 23

Indefinite:

-	Amendments to IFRS 10 and IAS 28 – Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

IFRS 9 – Financial Instruments include initially new rules on classifying and measuring financial assets, which are based on both the company's business model as well as other contractual cash flow characteristics (Solely Payments of Principal and Interest – SPPI). IFRS 9 also introduces a new model for determining impairment losses, which is based on the expected losses. In addition, the regulations covering hedge accounting were updated with the objective of greater convergence with risk management objectives.

According to the analyses conducted thus far and due to not meeting the criteria of solely payments of principle and interest, a change was made in the measurement method from "amortized cost" to "fair value" for certain financial assets. However, according to current estimates, this only concerns a limited number of assets so that material measurement effects are not expected.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

According to current findings, significant changes in recognizing impairment losses are not expected in the wake of implementing the new impairment model.

In terms of hedge accounting, it is expected that these will be presented according to the rules for hedge accounting. In addition, changes in the fair values of options are to be recognized as the cost of hedging during the term to maturity as a component of accumulated other comprehensive income.

In terms of classification and measurement, IFRS 9 calls for retrospective application, whereas the new rules for hedge accounting are generally to be applied prospectively. The nora Group intends to avail itself of the option of not adjusting comparative information for preceding periods in terms of changes to classification and measurement (including impairment losses).

On May 28, 2014, the IASB issued IFRS 15, Revenue from Contracts with Customers. The new revenue recognition standard is effective beginning on January 1, 2018. IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognized. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes.

The Company does not expect any impact to the consolidated financial statements as a result of application of the standard reporting periods beginning after January 1, 2018.

The remaining amended standards and interpretations are not expected to have a significant impact on the consolidated financial statements.

6.	Use of judgments and estimates

When preparing the consolidated financial statements, assumptions and estimates must be made to a certain degree, which impact the amounts and classification of the assets and liabilities reported, the income and expenses and the contingent liabilities in the reporting period.

Actual results could differ from the originally expected estimates. Viewed over a period of 12 months, the assets and liabilities in the consolidated financial statements most heavily affected by corresponding risks include goodwill and the provisions.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Information about assumptions and decisions on estimates, resulting in a considerable risk that a significant adjustment will be necessary within the financial year ended December 31, 2018 is included in the following disclosures:

-	The measurement of defined benefit obligations is based on key actuarial assumptions.
-	Impairment tests are based on key assumptions, especially regarding the calculation of underlying recoverable amounts.
-

The provisions for litigation risks are based on the legal assessments of our attorneys. All clarifying items apparent up through the date of preparing the consolidated financial statements are taken into account.

-	Acquisition of subsidiaries: Determining the fair value of consideration paid (including contingent consideration) as well as the fair values of identified assets and liabilities.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

7.	Acquisition of the Group

As part of acquisition of the nora Group pursuant to the agreement dated May 3, 2016, the Company acquired 100% of the shares and voting rights in Mellifera Fünfte Beteiligungsgesellschaft mbH, Weinheim. Furthermore, by way of merger agreement dated August 24, 2016, and entry in the commercial register on August 26, 2016, the Company, as the absorbing legal entity, became the legal successor of Mellifera Fünfte Beteiligungsgesellschaft mbH. nora Holding GmbH acquired all shares in Mellifera Fünfte Beteiligungsgesellschaft mbH, effective July 13, 2016 and became the parent company of the nora Group (Mellifera and its subsidiaries).

In the Successor period from July 13, 2016 to December 31, 2016 the nora Group contributed revenue of EUR 113.2 million and a net loss of EUR 14.1 million. If the acquisition had occurred on January 1, 2016, management estimates that the group revenue would have amounted to EUR 224.6 million and the consolidated net loss would have amounted to EUR 18.0 million. When calculating these amounts, management assumed that the adjustments to the fair values that were determined as of the date of acquisition would have also been the same if an acquisition had taken place as of January 1, 2016.

(A)	Consideration transferred

The following table presents the consideration paid for the Predecessor:

EUR million	July 13, 2016

Cash	93.4
Proceeds from disposal of shares in Management II Beteiligungsgesellschaft GmbH & Co. KG	(1.0)
Total Consideration Transferred	92.4

(B)	Acquisition related costs

The Group incurred acquisition-related costs of EUR 2.1 million for notary and legal fees and due diligence costs. The costs are recognized under administrative expenses in the successor profit and loss statement. In addition the Group incurred debt issuance costs of EUR 5.5 million. These costs are capitalized under prepaid expenses within the line item “other assets” in the Successor statement of financial position and amortized according to the terms of the debt.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

(C)	Identifiable assets acquired and liabilities assumed

The following table summarizes the fair value of assets acquired and liabilities assumed as of the date of acquisition based on the purchase price allocation.

Acquisition of nora Group
EUR million	July 13, 2016

Intangible assets	45.2
Property, Plants and equipment	62.0
Other non-current assets	0.4
Deferred tax assets	5.1

Non-current assets	112.7

Inventories	77.3
Trade receivables	22.9
Other current assets	4.6
Cash	23.1

Current assets	127.9

Total identifiable assets	240.6

Shareholder loan	107.1
Pension Provision	33.9
Other non-current provisions	1.6
Loans and borrowings	37.1
Deferred tax liabilities	26.1

Non-current liabilities	205.8

Accrued liabilities	18.0
Trade payables	5.4
Other current liabilities	2.7

Current liabilities	26.1

Total identifiable liabilities	231.9

Total fair value of identifiable net assets acquired	8.7

The fair values of the intangible assets acquired were determined according to the relief from royalty method and multi-period excess earnings method: the relief from royalty method takes into account the discounted estimated royalty payments that are expected to be saved by technology or industrial property rights being kept in the Company’s ownership. The multi-period excess earnings method takes into account the present value of the expected net cash flows generated by orders on hand, with the exception of all cash flows related to supporting assets.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

The fair value of acquired items of property, plants and equipment is determined according to the market comparison and cost approach: the valuation model takes into account listed market prices for similar items (if available) and depreciated replacement cost (if applicable). Depreciated replacement costs reflect adjustments for physical deterioration as well as functional reconditioning and economic obsolescence.

In the market approach, the fair value of the inventories acquired is determined on the basis of the estimated sales price in the ordinary course of business less estimated production and selling costs as well as an appropriate profit margin based on the time and effort expended on production and selling the inventories.

Trade receivables comprised of gross contractual amounts due of EUR 23.4 million after deducting the amounts estimated to be uncollectible as of the time of the acquisition in the amount of EUR 0.5 million. Net trade receivables is EUR 22.9 million.

(D)	Goodwill

Goodwill was recognized as a result of the acquisition as follows.

EUR million	Note	July 13, 2016

Cash	(7 A)	92.4

Fair value of all identifiable net assets	(7 C)	(8.7)
Goodwill		83.7

Goodwill primarily results from the skills and professional talent of the workforce of the nora Group. None of the goodwill recognized is expected to be deductible for tax purposes.

8.	Net finance income / costs

Net financing primarily contains interest expenses from refinancing the nora Group. In addition, other expenses and income include the net expenses of EUR 1.6 million from foreign currency measurement.

	Successor		Predecessor
EUR million	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016	Jan. 1 - Jul. 13, 2016	Jan. 1 - Dec. 31, 2015

Interest expense – shareholder loan	7.6	9.0	5.2	9.0
Interest expense – bank loans	2.2	1.1	0.8	1.4
Other expenses / income	1.6	(0.7)	0.3	(0.7)

Total	11.4	9.4	6.3	9.7

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

9.	Other employee benefits

The Group provides defined benefit and post-employment benefits for its employees in Germany.

The Company pays retirees benefits according to the post-employment benefits from "CF-Rentenwerk". The benefit plan is a final salary defined benefit plan which is not funded. The company promises the employee to directly pay occupational pension benefits to the employee out of future profits (unfunded system). The plan is closed since the end of 2014 which means since that time no additional employees are able to participate into the plan. The defined benefit is depending on the seniority and applicable income of the employee.

Defined benefit plans expose the Group to actuarial risks, such as longevity and interest rate risks.

In addition, defined contribution plans represent statutory pension insurance available to German employees. There are no further obligations beyond the payment of these contributions.

The contribution payments, largely the employers' contributions, are disclosed as personnel expenses under the respective function costs.

There are no trustees and other responsibilities around this plan. There is a pension insurance (Pensionssicherungsverein) to which nora pays in a mandatory fee as a backup for failure.

(A)	Financing

The Group expects to pay EUR 0.8 million in contributions for the defined benefit plans in 2018.

(B)	Change in the net defined benefit liability

The obligations from current pensions and accrued future pension rights are disclosed under pension provisions. The defined benefit pensions systems are measured using the projected unit credit method.

The reconciliation of the opening balance to the closing balance for the net defined benefit liability and its components is shown below:

	Successor		Predecessor
EUR million	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015

Present value of pension obligations as of Jan. 1 (PY: Mar. 21)	30.8	---	28.7
Acquisition through business combination – Jul. 13	---	33.9	---
Current service cost	0.7	0.4	0.8
Interest expense	0.5	0.2	0.6
Actuarial gains (-)/ losses (+) *)	0.1	(3.4)	(0.9)
Pension payments	(0.6)	(0.3)	(0.7)

Present value of pension obligations as of Dec. 31	31.5	30.8	28.5

Actuarial gains/losses recorded in equity	0.1	3.4	0.9
Deferred tax assets *)	---	(1.0)	(0.3)

*) No gains/losses in each case due to modified demographic assumptions nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

(C)	Plan assets

There are no plan assets from covering the pension obligations.

(D)	Defined benefit obligations

The principal actuarial assumptions used in the form of weighted average values in percent are shown below:

	Successor		Predecessor
- in % -	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015

Discount rate	1.85	1.8	2.3
Future pension trends	1.75	1.75	2.00

The weighted average term of the defined benefit obligation was 20.1 years as of December 31, 2017 (2016: 20.5; 2015: 20.6)

If the remaining assumptions were left unchanged, the present value of reporting year 2017 of the pension obligations would have been EUR 1.6 million higher (EUR 1.5 million lower) given a discount rate that was lower (higher) by 0.25 percentage points; with respect to 2016 the pension obligations would have been EUR 1.6 million higher (EUR 1.5 million lower) given a discount rate that was lower (higher) by 0.25 percentage points; with respect to 2015 the pension obligations would have been EUR 3.1 million higher (EUR 2.8 million lower) given a discount rate that was lower (higher) by 0.5 percentage points.

Assumptions used in the sensitivity analysis are the same as in the calculation of the DBO except for the discount rate which is the essential parameter.

10.	Employee benefits expense

Of the expenses shown in the consolidated income statement, the following amounts are attributable to the personnel expenses:

	Successor		Predecessor
EUR million	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016	Jan. 1 - Jul. 13, 2016	Jan. 1 - Dec. 31, 2015

Wages and salaries	56.7	24.5	28.9	52.3
Social security, pension and other benefits	26.7	11.5	13.5	25.1
thereof for pensions:	1.2	1.0	0.4	1.4

Total	83.4	36.0	42.4	77.4

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Income taxes

11.	Income taxes

Income taxes reported are the income taxes paid or owed in the respective countries, together with any deferred taxes. Income taxes are calculated using the respective applicable or expected tax rates in the corresponding country.

The Group's income tax expense can be broken down as follows:

	Successor		Predecessor
EUR million	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016	Jan. 1 - Jul. 13, 2016	Jan. 1 - Dec. 31, 2015

Current tax expense
Current tax expense in respect of the current year	4.8	3.1	4.4	6.8
Prior-period income taxes	(0.4)	---	0.4	---
	4.4	3.1	4.8	6.8
Deferred tax expense
Origination/reversal of temporary differences	0.9	(10.6)	---	(1.0)
	0.9	(10.6)	---	(1.0)
Total income tax expense / income	5.3	(7.5)	4.8	5.8

Changes in corporate tax rates in the United States led to a deferred tax expenses of EUR 1.4 million in the reporting period 2017. In 2016 trade tax rate changes led to deferred tax expenses of EUR 0.2 million.

The deferred tax assets and liabilities are mainly due to temporary deviations between the measurements in the tax balance sheets and IFRS balance sheets of the included companies and are comprised as follows:

	Successor				Predecessor
	def.tax assets	def.tax liabilities	def.tax assets	def.tax liabilities	def.tax assets	def.tax liabilities
EUR million	Dec. 31, 2017		Dec. 31, 2016		Dec. 31, 2015

Intangible assets	---	15.0	---	15.8	---	5.1
Property, plant and equipment	---	7.1	---	7.3	---	4.4
Other non-current assets	---	0.3	---	0.5	---	0.5
Inventories	2.8	0.1	4.6	---	3.7	---
Receivable	0.1	0.1	0.1	---	0.1	---
Other current assets	---	1.5	---	---	---	---
Pension provision	5.1	---	5.0	---	4.2	---
Other provisions	0.5	---	1.0	---	0.8	---
Liabilities	---	---	1.3	---	0.3	---

Total I	8.5	24.1	12.0	23.6	9.1	10.0

Offsetting	(5.4)	(5.4)	(6.9)	(6.9)	(5.0)	(5.0)

Total II	3.1	18.7	5.1	16.7	4.1	5.0

Disclosure in the consolidated statement of financial position	3.1	18.7	5.1	16.7	4.1	5.0

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

The earnings of the Group's individual entities in Germany are subject to trade and corporation tax. The profits assessed abroad are considered in the tax expense according to the rates applicable in the respective country.

The Group did not recognize deferred tax assets from interest carryforwards as follows.

	Successor		Predecessor
	def.tax assets	def.tax assets	def.tax assets
EUR million	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015

Deferred tax assets on interest carry forward not recognized	2.0	1.6	0.8

It was not likely as of the reporting date that taxable income will be generated in the near future against which the Group can use deferred tax assets.

In consideration of an average tax rate as for the Successor’s reporting periods and a Group tax rate based on the domestic statutory tax rate as for the Predecessor’s reporting periods, the Group's effective income tax rate is as follows. The average tax rate for the Successor’s reporting is derived from the statutory tax rates of the consolidated Group companies, weighted by each company’s EBITDA, material components are the US state tax rate and federal tax rate and the German corporate income tax rate, solidarity surcharge and trade tax.

EUR million	Jan. 1 - Dec. 31, 2017		Mar. 21 - Dec. 31, 2016		Jan. 1 - Jul. 13, 2016		Jan. 1 - Dec. 31, 2015

Earnings before taxes		11.8		(21.6)		7.6		20.8

Expected tax expense / benefit from income taxes	30.7%	3.6	30.7%	(6.6)	28.1%	2.1	28.1%	5.8

Taxes attributable to prior years	(3.4)%	(0.4)	0.0%	---	5.3%	0.4	0.0%	---
Effect of deviating foreign tax rates	(0.8)%	(0.1)	1.4%	(0.3)	0.0%	---	1.9%	0.4
Effect of expenses that are not deductible for tax purposes (including non-deductible interest)
Effect from changes in tax rate	11.9%	1.4	(0.9)%	0.2	0.0%	---	0.0%	---
Effect from tax exempt income	0.0%	---	4.6%	(1.0)	0.0%	---	0.0%	---
Recognition of previously unrecognized tax losses for interest expense	0.0%	---	0.0%	---	0.0%	---	(1.0)%	(0.2)
Unrecognized deferred tax assets for loss carryforwards and non-deductible interest expenses	4.2%	0.5	(6.5)%	1.4	0.0%	---	0.5%	0.1
Other effects	(4.2)%	(0.5)	12.5%	(2.7)	22.4%	1.7	(4.3)%	(0.9)

Effective tax rate	45.1%	5.3	34.9%	(7.5)	63.6%	4.8	28.1%	5.8

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

12.	Fixed assets

The movement of fixed assets is as follows.

NORA HOLDING GMBH
Movement in fixed assets from January 1 to December 31, 2017 (as Successor)

Assets			Cost

			As of	Additions	Disposals	Reclassifi-cations	Exchange rate differences	As of
EUR million			Jan 1, 2017					Dec. 31, 2017

I.	Intangible assets
	1.	Goodwill	83.7	---	0.0	---	---	83.7
	2.	Licenses, trademarks and similar rights and assets as well as licenses to such rights and assets acquired for a consideration	44.5	0.3	(0.0)	0.2	(0.1)	44.9
	Total		128.2	0.3	0.0	0.2	(0.1)	128.6

II.	Property, plant and equipment
	1.	Land and buildings	0.7	0.0	---	---	(0.1)	0.7
	2.	Technical equipment and machinery	51.3	2.2	(1.0)	2.8	(0.0)	55.3
	3.	Other equipment, operating and office equipment	5.3	1.4	(1.1)	0.6	(0.3)	5.8
	4.	Advance payments and construction in progress	6.4	4.2	---	(3.6)	---	7.1
		Total	63.8	7.8	(2.1)	(0.2)	(0.4)	68.8

Fixed assets			191.9	8.1	(2.1)	(0.0)	(0.5)	197.4

NORA HOLDING GMBH
Movement in fixed assets from January 1 to December 31, 2017 (as Successor)

Assets			Accumulated amortization and depreciation					Carrying amount

			As of	Additions	Disposals	Exchange rate differences	As of	As of	As of
EUR Million			Jan 1, 2017				Dec. 31, 2017	Dec. 31, 2017	Dec. 31, 2016

I.	Intangible assets
	1.	Goodwill	---	---	---	---	---	83.7	83.7
	2.	Licenses, trademarks and similar rights and assets as well as licenses to such rights and assets acquired for a consideration	(1.6)	(4.0)	---	0.0	(5.6)	39.3	42.8
	Total		(1.6)	(4.0)	---	0.0	(5.6)	123.0	126.5

II.	Property, plant and equipment
	1.	Land and buildings	(0.0)	(0.1)	---	0.0	(0.1)	0.6	0.7
	2.	Technical equipment and machinery	(1.0)	(6.7)	0.8	0.1	(6.8)	48.5	50.3
	3.	Other equipment, operating and office equipment	(0.3)	(1.6)	1.1	0.3	(0.5)	5.3	5.0
	4.	Advance payments and construction in progress	---	---	---	---	---	7.1	6.4
		Total	(1.3)	(8.4)	1.9	0.4	(7.3)	61.5	62.4
Fixed assets			(2.9)	(12.3)	1.9	0.4	(12.9)	184.5	188.9

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

NORA HOLDING GMBH
Movement in fixed assets from March 21 to December 31, 2016 (as Successor)

Assets			Cost
			As of	Acquisition through business	Additions	Disposals	Reclassifi- cations	Exchange rate differences	As of
EUR million			Mar. 21, 2016	combination					Dec. 31, 2016

I.	Intangible assets
	1.	Goodwill	---	83.7	---	---	---	---	83.7
	2.	Licenses, trademarks and similar rights and assets as well as licenses to such rights and assets acquired for a consideration	---	44.5	0.0	---	0.0	---	44.5
	3.	Order volume	---	0.7	---	(0.7)	---	---	---
	Total		---	128.9	0.0	(0.7)	0.0	---	128.2

II.	Property, plant and equipment
	1.	Land and buildings	---	0.7	0.0	---	---	0.0	0.7
	2.	Technical equipment and machinery	---	49.9	1.2	(1.8)	2.0	0.0	51.3
	3.	Other equipment, operating and office equipment	---	5.0	0.7	(0.4)	0.1	0.0	5.3
	4.	Advance payments and construction in progress	---	6.4	2.1	---	(2.1)	0.0	6.4
		Total	---	62.0	4.0	(2.2)	(0.0)	0.0	63.8
Fixed assets			---	190.9	4.0	(3.0)	0.0	0.0	191.9

NORA HOLDING GMBH
Movement in fixed assets from March 21 to December 31, 2016 (as Successor)

Assets			Accumulated amortization and depreciation					Carrying amount

			As of	Additions	Disposals	Exchange rate differences	As of	As of	As of
EUR million			Mar. 21, 2016				Dec. 31, 2016	Dec. 31, 2016	Mar. 21, 2016

I.	Intangible assets
	1.	Goodwill	---	---	---	---	---	83.7	---
	2.	Licenses, trademarks and similar rights and assets as well as licenses to such rights and assets acquired for a consideration	---	(1.6)	---	(0.0)	(1.6)	42.8	---
	3.	Order volume	---	(0.7)	0.7	---	0.0	0.0	---
	Total		---	(2.3)	0.7	(0.0)	(1.6)	126.5	---

II.	Property, plant and equipment
	1.	Land and buildings	---	(0.0)	---	(0.0)	(0.0)	0.7	---
	2.	Technical equipment and machinery	---	(2.8)	1.7	---	(1.0)	50.3	---
	3.	Other equipment, operating and office equipment	---	(0.7)	0.4	(0.0)	(0.3)	5.0	---
	4.	Advance payments and construction in progress	---	---	---	---	---	6.4	---
		Total	---	(3.5)	2.2	(0.0)	(1.4)	62.4	---

Fixed assets			---	(5.9)	2.9	(0.0)	(3.0)	188.9	---

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Mellifera Fünfte Beteiligungsgesellschaft GmbH
Movement in fixed assets from January 1 to December 31, 2015 (as Predecessor)

Assets			Cost
			As of	Additions	Disposals	Reclassifi-cations	Exchange rate differences	As of
EUR million			Jan 1, 2015					Dec. 31, 2015

I.	Intangible assets
	1.	Goodwill	29.7	---	---	---	---	29.7
	2.	Licenses, trademarks and similar rights and assets as well as licenses to such rights and assets acquired for a consideration	15.8	0.2	---	0.1	---	16.1
	Total		45.5	0.2	---	0.1	---	45.8

II.	Property, plant and equipment
	1.	Land and buildings	1.0	---	---	0.2	---	1.3
	2.	Technical equipment and machinery	72.6	2.9	(3.2)	2.0	---	74.3
	3.	Other equipment, operating and office equipment	13.4	1.5	(1.8)	0.4	0.3	13.8
	4.	Advance payments and construction in progress	4.9	5.4	---	(2.7)	---	7.6
		Total	91.9	9.8	(5.0)	(0.1)	0.3	96.9
Fixed assets			137.4	10.0	(5.0)	(0.0)	0.3	142.7

Mellifera Fünfte Beteiligungsgesellschaft GmbH
Movement in fixed assets from January 1 to December 31, 2015 (as Predecessor)

Assets			Accumulated amortization and depreciation					Carrying amount
			As of	Additions	Disposals	Exchange rate differences	As of	As of	As of
EUR million			Jan 1, 2015				Dec. 31, 2015	Dec. 31, 2015	Dec. 31, 2014

I.	Intangible assets
	1.	Goodwill	---	---	---	---	---	29.7	29.7
	2.	Licenses, trademarks and similar rights and assets as well as licenses to such rights and assets acquired for a consideration	(5.4)	(0.4)	---	---	(5.8)	10.3	10.4
	Total		(5.4)	(0.4)	---	---	(5.8)	40.0	40.1

II.	Property, plant and equipment
	1.	Land and buildings	(0.4)	(0.1)	---	---	(0.5)	0.8	0.6
	2.	Technical equipment and machinery	(29.9)	(5.8)	3.1	---	(32.6)	41.7	42.7
	3.	Other equipment, operating and office equipment	(7.9)	(1.7)	1.8	(0.2)	(8.0)	5.8	5.5
	4.	Advance payments and construction in progress	(0.5)	---	---	---	(0.5)	7.1	4.4
		Total	(38.7)	(7.6)	4.9	(0.2)	(41.6)	55.3	53.2
Fixed assets			(44.1)	(8.0)	4.9	(0.2)	(47.4)	95.3	93.3

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

13.	Inventories

	Successor		Predecessor
EUR million	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015

Raw materials and supplies	10.4	9.0	9.3
Work in process	2.9	2.6	2.9
Finished goods and merchandise	36.0	36.2	33.3

Total	49.3	47.8	45.5

In addition, inventories have been reduced by EUR 2.5 million (Predecessor 2016: EUR 1.0 million; Successor 2016: EUR 2.6 million; 2015: EUR 1.0 million) as a result of the write-down to net realizable value. Such write-down was recognized as an expense within cost of sales.

14.	Trade receivables and other assets

All trade receivables have terms to maturity of less than one year.

Appropriate valuation allowances have been made for all receivables subject to risk. The expense affecting net income was recognized under other expenses.

Other assets broken down by maturity are as follows:

	Successor						Predecessor
	Dec. 31, 2017			Dec. 31, 2016			Dec. 31, 2015
EUR Million	<= 1 year	> 1 year	Total	<= 1 year	> 1 year	Total	<= 1 year	> 1 year	Total

VAT receivables	1.4	---	1.4	1.2	---	1.2	1.6	---	1.6
Deferred income	1.6	4.0	5.6	1.2	5.6	6.8	1.0	2.8	3.8
Other assets	6.0	0.4	6.4	2.2	0.4	2.6	0.5	0.4	0.9

Total	9.0	4.4	13.4	4.6	6.0	10.6	3.1	3.2	6.3

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

15.	Cash and cash equivalents

Cash included cash at bank as of the reporting date.

16.	Equity

The Group's share capital equaled EUR 31 thousands as of the reporting date and is divided into 30,000 ordinary shares and 1,000 preference shares, issued and outstanding, each with a par value of EUR 1.00. The preference shares were added in 2016 due to Refinancing. The preference rights ensure an advance dividend should the shareholders' meeting resolve to pay out a dividend or the case of distributing liquidation proceeds. The advance dividend is based on the cumulative and distributable profit or the realized liquidation proceeds and a percentage of the paid-in shareholder loans as defined in the articles of association Preference shares provide neither voting nor subscription rights nora Holding GmbH's reported capital reserve contains surplus payments made by the shareholders into equity beyond the nominal amount and equals EUR 19.3 million.

The foreign currency translation adjustment includes all foreign currency translation differences resulting from translating the financial statements of the foreign operations.

The fair value measurement of financial instruments includes the effective portion of the cumulative net change in the fair value of hedging instruments used to hedge cash flows until later recognition of the hedged cash flows in profit or loss.

Actuarial gains and losses include the changes in actuarial assumptions, such as those used compared to the beginning of the reporting periods.

In addition, the revenue reserves contain the cumulative undistributed profit of the Group.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

17.	Capital management

The Group's policy is to retain a strong capital base so as to maintain investor, creditor and market confidence and to ensure nora Group's future development. Management regularly monitors the Group's funding status as well as the scheduled and voluntary repayments to lenders. Capital management is based on debt ratios which determine whether the relation from cash flow and indebtedness is in line with the requirements of the syndicate loan agreement.

In connection with the acquisition of Mellifera Fünfte Beteiligungsgesellschaft mbH in 2016, refinancing measures were carried out, which also led to a change in the corporate structure of nora Holding GmbH. In order to realize refinancing, new capital in the form of additional payments to equity and shareholder loans as well as additional installments under the existing syndicate loan led by Deutsche Bank were raised.

Successor period ended
EUR million	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016

Equity
Carrying amount of the subscribed capital and capital reserves as of Jan 1 (PY: Mar 21)	4.9	---
Consolidated profit /(loss)	6.5	(14.1)
Other comprehensive income	5.4	(0.3)
Additional payments by shareholders	---	19.3

Total equity as of Dec. 31	16.8	4.9

Non-current shareholder loans
Carrying amount of shareholder loans as of Jan. 1 (PY: Mar 21)	136.7	---
Acquisition through business combination as of Jul. 13	---	107.2
Repayment of shareholder loans (former shareholders	---	(107.2)
Proceeds from shareholder loans	---	134.3
Capitalized interest	5.4	2.4

Total shareholder loans as of Dec. 31	142.1	136.7

Total equity and subordinated financial resources	158.9	141.6

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Predecessor period ended
EUR million	Dec. 31, 2015

Equity
Carrying amount of the subscribed capital and capital reserves as of Jan 1	(25.9)
Consolidated profit	15.0
Other comprehensive income	2.4
Repayments to shareholders	---

Total equity as of Dec. 31	(8.5)

Non-current shareholder loans
Carrying amount of shareholder loans as of Jan. 1	95.4
Capitalized interest	7.4

Total shareholder loans as of Dec. 31	102.8

Total equity and subordinated financial resources	94.3

DealCo Luxembourg II S.á r.l., Luxembourg, along with Deutsche Bank AG as syndicate leader and nora Management III Beteiligungsgesellschaft GmbH & Co. KG as the management holding company, provided the Group with shareholder loans and credit facility (current drawing as of the reporting date) totaling EUR 222.6 million. Thus, the Group is sufficiently furnished with financial resources over the long term.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

18.	Other financial liabilities

	Successor		Predecessor
EUR million	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015

Non-current liabilities
Secured bank loan	71.6	80.5	38.8
Shareholder loan	142.1	136.7	102.8

Total	213.7	217.2	141.6

Current liabilities

Current portion of secured bank loans	8.9	7.8	6.6

Total	8.9	7.8	6.6

Total	222.6	225.0	148.2

The outstanding loans have the following terms and conditions;

EUR million	Lender	Coupon (%)	Term until	Current line	Utilization

Senior Facilities Agreement	Dt. Bank
Facility A		Euribor +1,60	12.2019	13.3	13.3
Facility B		Euribor +2,00	08.2020	13.8	13.8
Facility A2		Euribor +2,00	06.2022	10.2	10.2
Facility B2		Euribor +2,25	12.2022	43.2	43.2
Revolving Facility		Euribor +2,00	06.2022	10.0	---

Total				90.5	80.5

Long Term Shareholder Loan
Shareholder Loan 1	ICG	Euribor +5,5	07.2023	38.0	38.0
Shareholder Loan 2	ICG	Euribor +5,5	01.2024	61.8	61.8
Shareholder Loan 3	ICG	Euribor +5,1	01.2024	37.0	37.0
Shareholder Loan 4	nora Mgmt III	Euribor +5,1	01.2024	5.3	5.3

Total				142.1	142.1

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Scheduled repayments in the amount of EUR 6.7 million and EUR 1.1 million were made in 2017 for credit facilities A and A2, respectively. The credit lines B and B2 are fundamentally balloon loans so that there were no repayments. The revolving facility was not used as of the reporting date.

The interest on the syndicate loan is floating and is based in the individual facilities on EURIBOR plus a margin. This is based on debt ratios and is adjusted when specific thresholds are reached in accordance with the requirements stipulated by the syndicate loan. The interest rates ranged between 1.60% and 2.50% during the reporting period 2017.

The margin of the Shareholder Loan 1 bullet loan equaled Euribor +5.5% p.a. (cash interest rate). There is also a 6.0% p.a. increase rate that notionally raises the base amount after each interest period (similar to the discountable share). The remaining shareholder bullet loans granted to nora Holding GmbH have a term until 2024; the accrued interest is due upon final maturity.

As part of a blanket assignment by nora systems GmbH and to provide collateral for the bank loans extended to the Group, the following assets were pledged as security in the scope of the existing credit facility:

	Successor		Predecessor
EUR million	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015

Licenses and patents	10.0	10.0	10.3
Property, plant and equipment	53.9	53.5	54.4
Financial assets (loans to affiliated companies)	5.2	6.7	7.2
Inventories	40.3	38.1	37.3
Trade receivables (including from affiliated companies)	19.8	15.4	17.3
Other current receivables	14.9	9.9	7.1
Cash and cash equivalents	34.0	31.3	20.6

Total	178.1	164.9	154.2

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

 The lenders of the shareholder loans have subordinated their repayment claims and receivables from the accrued interest to the syndicate loan.

The reconciliation of the debt to the cash flows from financing activities is as follows:

Successor as at Dec.31, 2017
	Liabilities		Interest rate
EUR million	Shareholder loans	Bank loans	swaps used for hedging - liabilities

Amount as of Jan. 1, 2017	136.7	88.3	---

Change in cash flows from financing activities
Payments for redeeming bank loans	---	(7.8)	---

Total change in cash flows	---	(7.8)	---

Changes in fair value	---	---	---

Other changes
Interest expenses	7.6	2.2	---
Interest paid	(2.2)	(2.2)	---

Total other changes	5.4	---	---

Amount as of December 31, 2017	142.1	80.5	---

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

19.	Trade payables and other liabilities

Trade payables have a residual term of less than one year. Other liabilities can be broken down as follows:

	Successor						Predecessor
	Dec. 31, 2017			Dec. 31, 2016			Dec. 31, 2015
EUR million	<= 1 year	> 1 year	Total	<= 1 year	> 1 year	Total	<= 1 year	> 1 year	Total

Income tax liabilities	4.3	---	4.3	0.6	---	0.6	0.6	---	0.6
VAT payables	0.7	---	0.7	0.8	---	0.8	0.6	---	0.6
Other tax liabilities	1.4	---	1.4	1.2	---	1.2	1.3	---	1.3
Liabilities for payment of wages	0.8	---	0.8	0.9	---	0.9	1.1	---	1.1
Social security liabilities	0.3	---	0.3	0.3	---	0.3	0.3	---	0.3
Financial liabilities from derivative financial instruments	---	---	---	2.7	2.0	4.7	---	---	---
Other liabilities	2.1	---	2.1	2.7	---	2.7	2.2	---	2.2

Total	9.6	---	9.6	9.2	2.0	11.2	6.1	---	6.1

20.	Other provisions

Successor as at Dec.31, 2017
EUR million	Long- service payments	Vacation accrual	Other personnel related accruals	Onerous contracts	Warranty	Other provisions	Total

As of Jan. 1	1.2	1.7	4.5	0.3	1.6	2.6	11.9
Addition	---	0.6	4.1	0.2	0.1	1.6	6.6
Utilization	---	(0.3)	(4.4)	(0.3)	(0.3)	(2.6)	(7.9)
Reversal / disposal	---	---	(0.1)	---	(0.5)	(0.3)	(0.9)
Other changes	---	(0.1)	(0.2)	---	(0.1)	(0.1)	(0.5)

As of Dec. 31	1.2	1.9	3.9	0.2	0.8	1.2	9.2

of which current	0.1	1.9	3.3	0.2	0.8	1.2	7.5
of which non-current	1.1	---	0.6	---	---	---	1.7

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Successor as at Dec.31, 2016
EUR million	Long- service payments	Vacation accrual	Other personnel related accruals	Onerous contracts	Warranty	Other provisions	Total

As of Mar. 21	---	---	---	---	---	---	---

Acquisition through business combination as of Jul. 31	1.1	3.8	2.4	0.1	1.6	1.3	10.3
Addition	0.1	1.1	4.1	0.2	0.4	3.2	9.1
Utilization	---	(3.2)	(2.0)	---	(0.1)	(1.9)	(7.2)
Reversal / disposal	---	---	---	---	(0.3)	---	(0.3)
Other changes	---	---	---	---	---	---	---

As of Dec. 31	1.2	1.7	4.5	0.3	1.6	2.6	11.9

of which current	---	1.7	4.0	0.3	1.6	2.6	10.2
of which non-current	1.2	---	0.5	---	---	---	1.7

Predecessor as at Dec.31, 2015
EUR million	Loss- service payments	Vacation accrual	Other personnel related accruals	Onerous contracts	Warranty and follow-up costs	Other provisions	Total

As of Jan. 1	1.1	1.3	3.5	0.3	3.7	2.0	11.9
Addition	0.1	1.1	3.8	0.1	0.3	1.7	7.1
Utilization	---	(1.1)	(3.2)	(0.2)	(1.0)	(2.0)	(7.5)
Reversal / disposal	-	-	(0.1)	---	(1.1)	(0.1)	(1.3)
Other changes	-	0.1	0.3	-	---	(0.1)	0.3

As of Dec. 31	1.2	1.4	4.3	0.2	1.9	1.5	10.5

of which current	0.1	1.4	3.8	0.2	1.9	1.5	8.9
of which non-current	1.1	-	0.5	-	-	-	1.6

The provision for warranties is based on estimates made using historical warranty data from similar performance. The Group expects to settle the majority of the provision within one year.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

21.	Fair values and risk management

(A)	Accounting classifications and fair values

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

●	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
●	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).
●	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Subsequent to the date of these consolidated financial statements, the financial debt and shareholder loans were extinguished with the sale of the Group as discussed in footnote 28 to these consolidated financial statements. For all other assets and liabilities noted below fair values approximated carrying values as of the presented balance sheet dates.

Successor as at Dec.31, 2017
EUR million	At fair value - Hedging instrument	Loans and receivables at amortized cost	Other financial debt at amortized cost	Total

Financial assets
Trade receivables	---	27.4	---	27.4
Other assets	5.3	8.1	---	13.4
Cash and cash equivalents	---	44.1	---	44.1

Total	5.3	79.6	---	84.9

Financial liabilities
Shareholder loans	---	---	142.1	142.1
Financial debt	---	---	80.5	80.5
Trade payables	---	---	7.4	7.4
Other liabilities	---	---	9.6	9.6

Total	---	---	239.6	239.6

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Dec. 31, 2016
Successor as at Dec.31, 2016
EUR million	At fair value - Hedging instrument	Loans and receivables at amortized cost	Other financial debt at amortized cost	Total

Financial assets
Trade receivables	---	23.0	---	23.0
Other assets	---	10.6	---	10.6
Cash and cash equivalents	---	39.2	---	39.2

Total	---	72.8	---	72.8

Financial liabilities
Shareholder loans	---	---	136.7	136.7
Financial debt	---	---	88.3	88.3
Trade payables	---	---	5.8	5.8
Other liabilities	4.7	---	6.5	11.2

Total	4.7	---	237.3	242.0

Dec. 31, 2015
Predecessor as at Dec.31, 2015
EUR million	At fair value - Hedging instrument	Loans and receivables at amortized cost	Other financial debt at amortized cost	Total

Financial assets
Trade receivables	---	22.1	---	22.1
Other assets	---	6.3	---	6.3
Cash and cash equivalents	---	27.5	---	27.5

Total	---	55.9	---	55.9

Financial liabilities
Shareholder loans	---	---	102.8	102.8
Financial debt	---	---	45.4	45.4
Trade payables	---	---	5.6	5.6
Other liabilities	1.0	---	5.1	6.1

Total	1.0	---	158.9	159.9

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Derivative financial instruments are shown at the following fair values under other receivables and other liabilities:

Successor as at Dec.31, 2017
	Fair value
EUR million	Level 1	Level 2	Level 3	Total

Financial assets measured through equity outside profit and loss
Forward exchange transactions	---	5.3	---	5.3
Financial assets measured through profit and loss
Interest rate derivatives	---	---	---	---

Total	---	5.3	---	5.3

Dec. 31, 2016
Successor as at Dec.31, 2016
	Fair value
EUR million	Level 1	Level 2	Level 3	Total

Financial liabilities measured through equity outside profit and loss
Forward exchange contracts	---	4.7	---	4.7
Interest rate swaps	---	---	---	---

Total	---	4.7	---	4.7

Dec. 31, 2015
Predecessor as at Dec.31, 2015
	Fair value
EUR million	Level 1	Level 2	Level 3	Total

Financial liabilities measured through equity outside profit and loss
Forward exchange contracts	---	0.7	---	0.7
Interest rate swaps	---	0.3	---	0.3

Total	---	1.0	---	1.0

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

(B)	Determination of fair values

The fair value of the forward exchange transactions and interest rate swaps recognized at fair value are calculated using the market comparison method. The fair values are based on quoted prices from brokers. Similar contracts are traded on an active market and the quoted prices reflect the actual transactions for similar instruments.

Loans and receivables as well as liabilities are stated at amortized cost Available-for-sale financial assets are measured at fair value through equity, that is unless the fair value cannot be reliably determined. Measurement is made at cost in this case. Any needs to recognize an impairment loss are recognized in profit or loss.

The Group had no held-to-maturity financial investments as of the reporting date.

The fair values of the amortized cost of recognized financial assets and financial liabilities roughly correspond to the carrying amounts.

(C)	Financial risk management

The Group is exposed to the following risks through the use of financial instruments:

-	Default risk
-	Liquidity risk
-	Market risk

(i)	Risk management principles

The Company as well as sub-group parent nora systems GmbH are exposed to risks due to changes in interest rates; and nora systems GmbH also faces the risk of changes in exchange rates. To a limited extent these entities use typical derivative instruments, such as interest rate hedges and forward exchange transactions, to hedge the risks from operating business and financing activities.

The use of these instruments in the risk management system is regulated by corporate policy, authorization procedures have been defined which preclude the use of derivative instruments for speculative purposes, minimize credit risks and regulate the internal reporting system and separation of functions. Compliance with these policies and the proper processing and measurement of transactions is regularly reviewed by the finance, group accounting and controlling functions with due regard to the separation of functions. The risk management of financial instruments is also embedded in the Company's group-wide risk management system.

(ii)	Default risk

The default risk is the risk of financial losses if a customer or the counterparty to a financial instrument defaults on its contractual obligations. The default risk essentially arises from trade and other receivables.

The carrying amount of financial assets represents the maximum default risk.

Cash and cash equivalents are located solely at banks with good credit ratings. The default risk is also reduced in that business relationships are maintained with multiple banks and other financial institutes, and the credit risk is constantly monitored.

Trade receivables are shown after adjusting for the collection risks. Doubtful receivables are measured following individual evaluation. There are indications of a potential impairment loss if the customer is having significant problems making payments or is in bankruptcy. The customer-specific credit risk is also minimized by the fact that the customer base is made up of a large number of customers, who are spread out over various industries and regions.

Payment defaults are not calculated for trade receivables that are neither impaired nor past due date as well as for other receivables. Approx. 70% of trade receivables are generally insured with trade credit insurance. Otherwise, the carrying amount represents the maximum credit risk. Trade receivables and other assets that are neither impaired nor past due as of the reporting date include financial assets requiring renegotiation to a limited extent only, as these would otherwise be past due or impaired.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

The age structure of trade receivables and other assets that were not impaired as of the reporting date is as follows:

	Successor		Predecessor
EUR million	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015

Neither past due nor impaired	29.3	20.6	19.9
Due since 1–30 days	3.6	3.3	3.0
Due since 31–90 days	1.6	1.3	1.0
Due since >90 days	1.0	1.0	0.9

Total	35.5	26.2	24.8

Derivative financial instruments are concluded with banks or financial institutions that have ratings qualifying them as being at least safe investments. The fair values according to the active market values of derivative financial instruments represent the maximum credit risk in terms of these assets.

All hedges as of the reporting date were designated as cash flow hedges. There were no designated fair value hedges and net investment hedges as of the reporting date.

The fair value changes in the cash flow hedges are recorded in equity in the amount of the effective portion. This corresponded to a total share of financial derivatives attributable to currency hedging of EUR +7.1 million in the year 2017.

(iii)	Liquidity risk

The liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group's approach to managing liquidity is therefore to ensure that it will always have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group's reputation.

The Group uses cost accounting to calculate its product and service costs. This makes it possible to monitor cash requirements and optimize the flows to employed capital. As part of monitoring cash and cash equivalents, liquidity management also includes rolling liquidity planning on the basis of expected cash flows as well as the monitoring of credit facilities.

The Group aims to keep cash and cash equivalents at a level that is above the cash outflows from financial liabilities (except trade payables).

The Group had unutilized lines of credit of EUR 10.0 million as of each reporting date (Successor and Predecessor).

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

The contractual remaining terms of financial liabilities at the end of the reporting period, including estimated interest payments, are presented below:

Dec. 31, 2017
Successor as at Dec.31, 2017
	Contractual cash flows
EUR million	<= 1 year	1 bis 5 years	> 5 years	Total

Non-derivative financial liabilities
Subordinated partners' loans	(2.3)	(11.4)	(184.5)	(198.2)
Secured bank loan	(10.6)	(76.8)	---	(87.4)
Trade payables	(5.0)	---	---	(5.0)
Other liabilities	(9.6)	---	---	(9.6)

Total	(27.5)	(88.2)	(184.5)	(300.2)

Derivative financial liabilities
Foreign exchange contracts used for hedging
- outflows	(37.5)	(30.0)	---	(67.5)
- inflows	39.7	31.6	---	71.3

Total	2.2	1.6	---	3.8

Dec. 31, 2016
Successor as at Dec.31, 2016
	Contractual cash flows
EUR million	<= 1 year	1 bis 5 years	> 5 years	Total

Non-derivative financial liabilities
Subordinated partners' loans	(2.1)	(10.7)	(187.3)	(200.1)
Secured bank loan	(9.8)	(42.3)	(45.5)	(97.6)
Trade payables	(4.1)	---	---	(4.1)

Total	(16.0)	(53.0)	(232.8)	(301.8)

Derivative financial liabilities
Interest rate swaps used for hedging	(0.1)	---	---	(0.1)
Foreign exchange contracts used for hedging
- outflows	(43.2)	(76.7)	---	(119.9)
- inflows	41.1	71.3	---	112.4

Total	(2.2)	(5.4)	---	(7.6)

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

Dec. 31, 2015
Predecessor as at Dec.31, 2015
	Contractual cash flows
EUR million	<= 1 year	1 bis 5 years	> 5 years	Total

Non-derivative financial liabilities
Subordinated partners' loans	---	---	(121.4)	(121.4)
Secured bank loan	(9.3)	(49.1)	(41.2)	(99.6)
Trade payables	(4.1)	---	---	(4.1)

Total	(13.4)	(49.1)	(162.6)	(225.1)

Derivative financial liabilities
Interest rate swaps used for hedging	(0.3)	(0.1)	---	(0.4)
Foreign exchange contracts used for hedging
- outflows	(26.6)	(5.5)	---	(32.1)
- inflows	25.7	5.5	---	31.2

Total	(1.2)	(0.1)	---	(1.3)

The gross inflows disclosed in the previous table show the undiscounted cash flows relating to derivative financial liabilities held for risk management purposes and which are usually not closed out prior to their contractual maturity.

In terms of credit facilities stated in disclosure 18 in the notes, the loan agreement stipulates that the syndicate leader can demand the immediate repayment of the stated credit facilities, including the accrued interest and other performance due in accordance with the loan agreement, and/or enforce the collateral pledged should the Company not comply with specific covenants (debt-to-equity ratio, interest coverage, debt service cover ratio as well as maximum investments) or certain obligations and requirements.

The interest payments on variable interest rate loans and bonds in the table above reflect market forward interest rates at the period end. These can vary according to changes in the market interest rates.

(iv)	Market price risk

The market risk is the risk that changes in market prices for foreign exchange rates, interest rates and equity prices will affect the Group's income or the value of its portfolio of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

The Group buys and sells derivatives and also uses loans and borrowings to manage market risks, especially interest-rate changes. All transactions are carried out within the guidelines of risk management. To the extent possible, hedge accounting is used to manage earnings volatility.

Interest rate change risks

Current cash at bank and term deposits of the Group are subject to floating interest rates. Due to the fact that it was essentially not possible to invest the balances in the current bank accounts and short-term bank deposits in an interest-bearing manner during the reporting period, both income as well as the operating cash flow remained largely unaffected by the changes in the market interest rate.

In terms of debt interest, the Group is exposed to the fluctuations of the interest rates on the money and capital market.

There is the risk in the case of fixed-interest investments or loans that a change in the market interest rate will lead to a change in the market price (interest rate price risk). In contrast, floating-rate facilities or loans are not subject to any exchange rate risks as the interest rates are adjusted in line with the market interest rates in a timely fashion. However, fluctuation of the current interest rate triggers a risk in terms of the future interest payment (interest-related cash flow risk).

As part of refinancing, derivative contracts were concluded in the year 2016 to hedge the interest on the long-term bank loans pursuant to the rules of the syndicate loan contract. This relates fully to interest rate caps with a notional amount of EUR 36.4 million.

Furthermore, derivative contracts were concluded from existing financing to hedge the interest rate exposure in accordance with the underlying rules. The derivatives were used to hedge long-term bank loans acquired in the reporting period. This relates fully to forward interest rate swaps with a notional amount of EUR 45.5 million. These interest rate swaps expired in the year 2017.

These hedging transactions are used to hedge the interest rate risk. Hedging instruments in the form of interest rate caps were recognized as free-standing derivatives as of the reporting date 2017. The interest rate caps have a term of three years (until September 30, 2019).

Especially non-current items are exposed to interest rate risks. A reduction in the long-term interest rates leads to a decrease in the market values shown in the balance sheet of the derivative financial instruments used for hedging interest rate exposure.

The sensitivity analysis shown below was set up according to the interest rate risk exposures of the derivatives and non-derivative financial instruments in the reporting period. Floating-rate items were taken into account according to how they arose during the course of the reporting year.

If market interest rates were on average 1.0 percentage point (100 basis points) higher or lower during the reporting period 2017, the interest expense would have been EUR 0.7 million higher or EUR 0.0 million higher. The interest rates in the reporting period were slightly negative and the interest rates in the bank loans and in the one free-floating shareholder loan cannot be negative.

Currency risks

Non-derivative financial instruments are mainly held in the functional currency. Due to its geographic diversification, the Group is especially subject to foreign currency exposure involving USD, GBP, CHF and CNY. In order to reduce transactional currency risks, on the one hand, special attention is paid to the timely settlement of intercompany receivables and payables in the case of current trade transactions and, on the other hand, hedging instruments are used if there are any receivables denominated in foreign currency.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

The notional amount of the forward exchange contracts concluded to hedge currency risks and still open as of the reporting date 2017 equaled USD 81.0 million. The hedges set up in the reporting period (all of which were conventional forward exchange contracts) were designated as cash flow hedges and in each case refer to monthly cash flows.

In order to safeguard foreign currency transactions, the adjusted monthly inflows of USD or GBP were hedged in the reporting period 2017 at approx. 70.4% and 45.5%, respectively, on the basis of quarterly updated revenue budgets. The effectiveness of hedging is measured prospectively using the critical-term-match method. Currency hedging can also be considered highly effective over the entire reporting report based on the ongoing monitoring of the cash flow forecasts.

The balance of these transactions equaled as of the reporting date 2017 a positive fair value of EUR 5.3 million for foreign currency hedging.

The sensitivity analysis below looks at how revenue in the Group changes if the exchange rates of the Euro to the relevant foreign currencies go up or down one percent, with all other conditions remaining equal.

If the Euro during the reporting period 2017 was one percent stronger or weaker compared to the key currencies, revenue would have been EUR 1.2 million (of which EUR 0.8 million relating to USD) lower or EUR 1.2 million (of which EUR 0.9 million relating to USD) higher, without taking the hedges into account.

Composition of the Group

22.	List of subsidiaries

The Group's key subsidiaries are listed below:

	Company	Registered office	Country of business	Equity in %
				2017	2016
1	nora systems GmbH 1)	Weinheim	Germany	100	100
2	nora systems, Inc.	Salem	USA	100	100
3	nora revêtements de sol S.A.R.L.	Courtaboeuf	France	100	100
4	nora flooring systems GesmbH	Wels	Austria	100	100
5	nora flooring systems OY	Tampere,	Finland	100	100
6	nora flooring systems AG	Thalwil	Switzerland	100	100
7	nora flooring systems B.V.	Kaatsheuvel	Netherlands	100	100
8	nora systems AB	Solna	Sweden	100	100
9	nora pavimenti srl	Mailand	Italy	100	100
10	nora flooring systems UK Ltd.	Rugby	United Kingdom	100	100
11	nora systems Shanghai Co. Ltd.	Shanghai	China	100	100
12	nora flooring systems Chile Ltda.	Santiago	Chile	100	100
13	nora systems Pty Ltd 2)	Mornington Vic.	Australia	100	0

1) Related to that company there is a profit and loss transfer agreement in place..
2) Incorporated in January 2017.

23.	Establishment of a subsidiary

The Group established the subsidiary nora systems Pty Ltd, Mornington Vic., Australia, on January 1, 2017. 100% of the capital contribution is held indirectly by nora Holding GmbH. The share capital of KAUD 1 is fully paid up.

Incidental costs related to establishment were recognized directly in the income statement.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

24.	Operating leases

There are long-term rental agreements for operating and office buildings as well as leases for vehicles and copiers, generally with a term of 3 years for vehicles and 4 years for copiers. The Group leases the operating and office buildings under operating leases. The leases are extended by four years upon expiration of an option at the end of 2018 to extend the lease, while the lease payments are adjusted annually until 2018. Lease payments are recognized as an expense. The consolidated results in the reporting period 2017 included expenses from rental and lease payments of EUR 8.2 million. The 2016 Successor period included rental and lease payments of EUR 3.5 million. The 2016 Predecessor period included rental and lease payments of EUR 4.2 million. The 2015 Predecessor period included rental and lease payments of EUR 7.7 million.

There were payment obligations over the following periods as of the reporting date:’

Successor as at Dec.31, 2017
EUR million	<= 1 year	> 1 - 5 years	> 5 years

Rental and leasing	7.8	21.2	---

Successor as at Dec.31, 2016
EUR million	<= 1 year	> 1 - 5 years	> 5 years

Rental and leasing	7.8	26.1	1.6

Predecessor as at Dec.31, 2015
EUR million	<= 1 year	> 1 - 5 years	> 5 years

Rental and leasing	7.2	25.3	7.9

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

25.	Contractual obligations and commitments

The Group had contractual obligations to purchase property, plant and equipment as of December 31, 2017.

Successor as at Dec.31, 2017
EUR million	<= 1 year	> 1 - 5 years	> 5 years

Committed Purchase orders	1.7	---	---

Total	1.7	---	---

Successor as at Dec.31, 2016
EUR million	<= 1 year	> 1 - 5 years	> 5 years

Committed Purchase orders	2.3	---	---

Total	2.3	---	---

Predecessor as at Dec.31, 2015
EUR million	<= 1 year	> 1 - 5 years	> 5 years

Committed Purchase orders	2.4	---	---

Total	2.4	---	---

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

26.	Related parties

Key management personnel compensation comprised the following:

	Successor		Predecessor
EUR million	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016	Jan. 1 - Jul. 13, 2016	Jan. 1 - Dec. 31, 2015

Short term benefits from employment	1.3	0.6	0.7	0.9
Benefits after termination of employment	0.1	---	0.1	0.1

Total	1.4	0.6	0.8	1.0

Key management personnel transactions:

Members of key management have shares in nora Management III Beteiligungsgesellschaft GmbH & Co. KG in the amount of EUR 6.9 million.

27.	Management and Supervisory Board

The parent company's management during 2017 included:

Christa Hoffmann

With reference to Section 315a (1) in connection with Sections 314 (3) sentence 2, 286 (4) sentence 2 of the German Commercial Code [HGB], information on the total remuneration paid to management was not provided.

The members of management here did not receive any remuneration for their function as managing directors of the ultimate parent company.

There is no supervisory board on the level of the ultimate parent company, but only in the nora systems GmbH.

The ultimate parent company has an advisory board, whose members include:

Dr. Sönke Bästlein

Jens Tonn

Tobias Häusel

The advisory board members compensation for their activities comprised the following.

nora Holding GmbH (Successor) and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor)

Notes to the Successor and Predecessor Financial Statements

	Successor		Predecessor
EUR million	Jan. 1 - Dec. 31, 2017	Mar. 21 - Dec. 31, 2016	Jan. 1 - Jul. 13, 2016	Jan. 1 - Dec. 31, 2015

Compensation for board members	0.1	0.1	---	0.1

Total	0.1	0.1	---	0.1

28.	Events after the reporting period

The Company has evaluated subsequent events from the balance sheet date through October 22, 2018, the date at which the consolidated financial statements were available to be issued.

On August 7, 2018, the Group was acquired by Interface, Inc., a US based manufacturer of modular flooring solutions, for a purchase price of €385 million, including acquired cash of approximately €41 million for a net purchase price of approximately €344 million. The results of operations for the Group will be consolidated with those of Interface, Inc. from the acquisition date forward.